Exhibit 10.10

July    , 2003

EarlyBirdCapital, Inc.
600 Third Avenue
33rd Floor
New York, New York 10016

  Re:
  Millstream Acquisition Corporation

Gentlemen:

        This letter will confirm the agreement of the undersigned to purchase warrants ("Warrants") of Millstream Acquisition Corporation ("Company") included in the units ("Units") being sold in the Company's initial public offering ("IPO") upon the terms and conditions set forth herein. Each Unit is comprised of one share of Common Stock and two Warrants. The shares of Common Stock and Warrants will not be separately tradeable until 90 days after the effective date of the Company's IPO unless EarlyBirdCapital, Inc. ("EBC") informs the Company of its decision to allow earlier separate trading ("Separation Date").

        The undersigned agrees that this letter agreement constitutes an irrevocable order for EBC to purchase for his account during the ten-day period commencing on the Separation Date up to 1,000,000 Warrants at market prices not to exceed $0.65 per Warrant ("Maximum Warrant Purchase"). EBC agrees to fill such order in such amounts and at such times as it may determine, in its sole discretion, during the ten-day period commencing on the Separation Date. The undersigned may notify EBC that all or part of his Maximum Warrant Purchase will be made by an affiliate of the undersigned (or another person or entity introduced to EBC by the undersigned (a "Designee")) who (or which) has an account at EBC and, in such event, EBC will make such purchase on behalf of said affiliate or Designee; provided, however, that the undersigned hereby agrees to make payment of the purchase price of such purchase in the event that the affiliate or Designee fails to make such payment.

Very truly yours,

Arthur Spector